EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF ALPHASMART, INC.,

a Delaware corporation

ARTICLE I.

The name of the Corporation is AlphaSmart, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808. The name of the registered agent at that address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The name of the Corporation’s incorporator is Brian Covotta and the incorporator’s mailing address is Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303.

ARTICLE V.

A. Authorized Shares.

The total number of shares of capital stock that the Corporation has authority to issue is 27,656,250 shares, consisting of:

1. 20,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”); and

2. 7,656,250 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which 100,000 shall be designated Redeemable Preferred Stock (the “Redeemable Preferred”) and 7,556,250 shares shall be designated Series A Convertible Preferred Stock (the “Series A Preferred”).

B. Rights, Preferences, Privileges and Restrictions of Redeemable Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed on the Redeemable Preferred Stock, are as set forth below in this Article V(B).

1. Dividends.

a. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the Redeemable Preferred as provided in this Article V(B)(1). Dividends on each share of the Redeemable Preferred (a “Share”) shall accrue on a daily basis at the rate of 7.5209% per annum of the Liquidation Value thereof from and including June 4, 1999 to and including the first to occur of the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

b. Dividend Reference Dates. To the extent not paid on June 1 of each year, beginning June 1, 2000 (the “Dividend Reference Dates”), all dividends that have accrued on each Share outstanding during the twelve-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

c. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Redeemable Preferred, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.

2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Redeemable Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities (as defined below), an amount in cash equal to the aggregate Liquidation Value (as defined below) of all Shares held by such holder (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon), and the holders of Redeemable Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Redeemable Preferred are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid under this Article V(B)(2), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereupon and plus the Premium, if any) of the Redeemable Preferred held by each such holder. The Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Redeemable Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Article V(B)(2).

3. Priority of Redeemable Preferred on Dividends and Redemptions. So long as any Redeemable Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Redeemable Preferred, the Corporation shall not, and shall not permit a Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than (i) repurchases of Common Stock from present or former employees or consultants of the Corporation upon termination of employment or consultancy in accordance with arrangements approved by the Corporation’s Board of Directors and, if and to the extent such repurchases exceed $250,000 in the aggregate, in accordance with arrangements approved by holders of a majority of the shares of Redeemable Preferred, (ii) repurchases of Common Stock in accordance with the terms and conditions of the Purchase Agreement and (iii) repurchases of any Common Stock or Preferred Stock pursuant to the Put (as defined in the Stockholders’ Agreement), nor shall the Corporation or any Subsidiary directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.

4. Redemptions.

a. Scheduled Redemptions. On the first of June each year, commencing in 2005 and ending in 2006 (the “Scheduled Redemption Dates”), the Corporation shall redeem the lesser of: (i) the corresponding number of Shares specified below of the outstanding Shares of Redeemable Preferred or (ii) the number of Shares of Redeemable Preferred then outstanding, at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon):

Scheduled Redemption Date	Number of Shares
June 1, 2005	51,263

June 1, 2006	48,737

Each of the redemptions pursuant to this Article V(B)(4)(a) shall be referred to as a “Scheduled Redemption.”

b. Special Redemptions. In the event of a Change in Ownership or a Fundamental Change (each as defined below), the Corporation shall, upon the consummation of such transaction, redeem the outstanding Redeemable Preferred at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon).

c. Redemption With Proceeds of Public Offering. The Corporation shall apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem any then outstanding Shares of Redeemable Preferred at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Premium, if any). Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than ten (10) days after the Corporation’s receipt of such proceeds. Redemptions of Shares pursuant to this paragraph shall not relieve the Corporation of its obligation to redeem outstanding Shares on the Scheduled Redemption Dates or pursuant to Article V(B)(4)(b) above.

d. Optional Redemptions. The Corporation may at any time after the first anniversary of the date of issuance of the Redeemable Preferred redeem all or any portion of the Shares of Redeemable Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon).

e. Redemption Payments. For each Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share plus all accrued and unpaid dividends thereon; provided that, in the event that the redemption (i) is not a Scheduled Redemption as described in Section 4(a) above (an “Unscheduled Redemption”), or (ii) is a Scheduled Redemption following one or more Unscheduled Redemptions and all the Shares of Redeemable Preferred that remain outstanding are to be redeemed pursuant to such Scheduled Redemption, the Corporation shall also be obligated on the date of such redemption to pay to the holder the applicable Premium for each Share of Redeemable Preferred to be redeemed on such date. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate number of Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

f. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Redeemable Preferred to each record holder thereof not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Shares.

g. Determination of the Number of Each Holder’s Shares to be Redeemed. The number of Shares of Redeemable Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of

Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

h. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any Premium payable with respect thereto) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

i. Redeemed or Otherwise Acquired Shares. Any Shares that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

5. Voting Rights.

a. Except as otherwise required by applicable law, the Redeemable Preferred shall have no voting rights; provided that each holder of Redeemable Preferred shall be entitled to notice of all stockholders’ meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

b. Protective Provisions. So long as any shares of Redeemable Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of a majority of the Redeemable Preferred then outstanding (voting together as a single class):

(A) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, a majority of the consolidated assets of the Corporation and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Corporation’s board of directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales in the ordinary course of business), unless prior to or contemporaneously with the consummation of such transaction the Corporation redeems all of the outstanding Redeemable Preferred pursuant to the terms of Article V(B)(4) hereof;

(B) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation between or among Wholly-Owned Subsidiaries or a merger effected solely to change the legal domicile of the Corporation or any Subsidiary), unless prior to or contemporaneously with the consummation of such transaction the Corporation redeems all of the outstanding Redeemable Preferred pursuant to the terms of Article V(B)(4) hereof (regardless of whether such transaction would otherwise constitute a Fundamental Change);

(C) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for federal income tax purposes);

(D) increase or decrease the number of authorized shares of the Redeemable Preferred;

(E) authorize, create or issue any shares of any class or series of stock, or any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), having any preference or priority superior to or on parity with any such preference or priority of the Redeemable Preferred with respect to voting, dividends, redemptions or upon liquidation, unless prior to or contemporaneously with the authorization, creation or issuance of such shares or notes the Corporation redeems all of the outstanding Redeemable Preferred pursuant to the terms of Article V(B)(4) hereof; or

(F) amend or modify the Certificate of Incorporation or Bylaws of the Corporation so as to alter, change or otherwise impair or adversely affect the rights or the relative preferences and priorities of the holders of the Redeemable Preferred.

6. Events of Noncompliance.

a. Definition. An Event of Noncompliance shall have occurred if:

(i) the Corporation fails to make any redemption payment with respect to the Redeemable Preferred or the Series A Preferred that it is required to make hereunder or the Corporation fails to perform the Put (as defined in the Stockholders’ Agreement), whether or not funds are legally available or whether or not such payment is prohibited by any agreement; provided, however, that such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof;

(ii) the Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth in Article V(B)(5)(b) hereof or in Section 7.2 of the Stockholders’ Agreement or in Section 3 of the Investors’ Rights Agreement; provided that no Event of Noncompliance shall have occurred under this subparagraph (ii) if the Corporation establishes (to the reasonable satisfaction of the holders of a majority of the Redeemable Preferred then outstanding) that (A) the particular Event of Noncompliance has not been caused knowingly or willfully by the Corporation, (B) the Event of Noncompliance is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation, taken as a whole, and (C) the Event of Noncompliance is not material to any holder’s investment in the Redeemable Preferred;

(iii) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within sixty (60) days; or

(iv) the Corporation or any material Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $2,000,000 to become due prior to its stated maturity.

b. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance has occurred (other than an Event of Noncompliance of the type described in subparagraph 6(a)(iii)), the holder or holders of at least 66  2/3% of the Redeemable Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Redeemable Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all declared and unpaid dividends thereon and plus the Premium, if any, thereon). The Corporation shall give prompt written notice of such election to the other holders of Redeemable Preferred (but in any event within five (5) days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Redeemable Preferred by giving written notice thereof to the Corporation within seven (7) days after receipt of the Corporation’s notice. The Corporation shall redeem all Redeemable Preferred as to which rights under this paragraph have been exercised within thirty (30) days after receipt of the initial demand for redemption.

(ii) If an Event of Noncompliance of the type described in subparagraph 6(a)(iii) has occurred, all of the Redeemable Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Redeemable Preferred) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon). The Corporation shall immediately redeem all Redeemable Preferred upon the occurrence of such Event of Noncompliance.

(iii) If any Event of Noncompliance exists, each holder of Redeemable Preferred shall also have any other rights that such holder is entitled to under any contract or agreement at any time and any other rights that such holder may have pursuant to applicable law.

7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Redeemable Preferred. Upon the surrender of any certificate representing Redeemable Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange thereof representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Redeemable Preferred represented by such new certificate from the date to which dividends have been fully paid on such Redeemable Preferred represented by the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Redeemable Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Redeemable Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

9. Definitions. The following terms, as used in this Article V(B), shall have the following meanings:

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuance of shares of the Corporation’s capital stock by the Corporation or any holders thereof that results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common Stock and Series A Preferred as of the date of the Purchase Agreement, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Common Stock” means the Corporation’s common stock and any other capital stock of any class of the Corporation hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Fundamental Change” means (a) any sale or transfer of a majority of the assets of the Corporation on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales of inventory in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for (x) a merger that is effected solely to change the state of incorporation of the Corporation, or (y) a merger in which the Corporation is the surviving corporation, the terms of the Redeemable Preferred are not changed and the Redeemable Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, holders of Common Stock and Series A Preferred as of the date of the Purchase Agreement shall continue to be the record and beneficial owners of capital stock of the corporation possessing the voting power (under ordinary circumstances) to elect a majority of the corporation’s Board of Directors and continue to be the record and beneficial owners of at least a majority of the corporation’s issued and outstanding Common Stock.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of June 4, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Junior Securities” means the Common Stock, the Series A Preferred and any other capital stock of the Corporation, other than (i) the Redeemable Preferred and (ii) securities that are senior to the Redeemable Preferred so long as the issuance of such securities is approved by holders of a majority of the Redeemable Preferred pursuant to Article V(B)(5)(b)(E).

“Liquidation Value” of any Share as of any particular date shall be equal to $69.46.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Premium” of any Share of Redeemable Preferred to be redeemed on a given Redemption Date shall be determined by dividing (i) the excess of (A) the Aggregate Target Redemption Price, over (B) the Aggregate Redemption Price Paid, by (ii) the number of Shares of Redeemable Preferred to be redeemed on the Redemption Date. For purposes of the above, “Aggregate Target Redemption Price” shall be determined by multiplying $103.35 by the sum of (i) the aggregate number of Shares previously redeemed and (ii) the number of Shares to be redeemed on the Redemption Date, and “Aggregate Redemption Price Paid” shall be determined, first by multiplying the number of Shares of Redeemable Preferred to be redeemed on the Redemption Date by the aggregate Liquidation Value of such Shares (including any accrued and unpaid dividends thereon), and, then, by adding such product to all prior payments made on the Redeemable Preferred.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Purchase Agreement” means the Recapitalization Agreement, dated as of June 4, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Redemption Date” as to any Share means the applicable date specified herein with respect to such redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and plus the Premium, if any, thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of June 4, 1999, by and among the Corporation, Ketan Kothari, Manish Kothari, Joseph Barrus and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company; partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

10. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 of this Article without the written consent of the holders of a majority of the Redeemable Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Redeemable Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Redeemable Preferred or upon liquidation of the Corporation or the times at which redemption of Redeemable Preferred is to occur, without the written consent of the holders of at least 66- 2/3% of the Redeemable Preferred then outstanding or (b) the percentage required to approve any change described in clause (a) above, without the written consent of the holders of at least 66- 2/3% of the Redeemable Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the written consent of the holders of the applicable percentage of the Redeemable Preferred then outstanding.

11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such stockholder’s address as it appears in the records of the Corporation (unless otherwise indicated by any such stockholder).

C. Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed on the Series A Convertible Preferred Stock, are as set forth below in this Article V(C).

1. Dividends; Priority. Except to the extent otherwise provided in Section 3(e)(ii) below, the holders of the Series A Preferred shall not be entitled to receive any dividends. So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, and shall not permit a Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Article V(C)(2) below) (other than (i) repurchases of Common Stock from present or former employees or consultants of the Corporation upon termination of employment or consultancy in accordance with arrangements approved by the Corporation’s Board of Directors and, if and to the extent such repurchases exceed $250,000 in the aggregate, in accordance with arrangements approved by holders of a majority of the shares of Series A Preferred, (ii) repurchases of Common Stock in accordance with the terms and conditions of the Purchase Agreement and (iii) repurchases of any Common Stock or Preferred Stock pursuant to the Put (as defined in the Stockholders’ Agreement), nor shall the Corporation or any Subsidiary directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, after payment to the holders of the Redeemable Preferred in accordance with the provisions of Article V(B)(2) but prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of any Junior Securities (as defined herein) by reason of their ownership thereof, the holders of Series A Preferred shall be entitled to receive for each outstanding share of Series A Preferred then held by them the greater of: (i) an amount equal to $1.3677419 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) or (ii) the maximum consideration payable with respect to each share of Common Stock in such liquidation, dissolution or winding up of the Corporation multiplied by the number of shares of Common Stock issuable upon each share of Series A Preferred immediately prior to such liquidation, dissolution or winding up of the Corporation. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to the holders of Series A Preferred of the full aforementioned preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation (after payment to the holders of the Redeemable Preferred) shall be distributed ratably among the holders of the Series A Preferred in proportion to the amount of such stock owned by each such holder. For the purposes of this Article V(C), “Junior Securities” shall mean Common Stock and any other capital stock of the Corporation, other than (i) the Redeemable Preferred, (ii) the Series A Preferred and (iii) securities that (A) are senior to the Redeemable Preferred so long as the issuance of such securities is approved by holders of a majority of the Redeemable Preferred pursuant to Article V(B)(5)(b)(E), or (B) senior to the Series A Preferred so long as the issuance of such securities is approved by holders of a majority of the Series A Preferred pursuant to Article V(C)(4)(b)(E).

b. Upon a liquidation, dissolution or winding up of the Corporation, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Article V(B)(2) and Article V(C)(2) hereof, all assets and funds of the Corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by them and based on the total number of shares of Common Stock outstanding.

c. (i) For the purposes of this Article V(C)(2), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (A) the Corporation’s sale of a majority of its assets or (B) the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its Subsidiary, unless the stockholders of the Corporation prior to any such transaction hold at least a majority of the voting power of the surviving corporation in such a transaction.

(ii) The Corporation shall give each holder of record of Series A Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

3. Conversion. The holders of Series A Preferred shall have conversion rights as follows:

a. Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price (as defined below) of such share of Series A Preferred by the Conversion Price (the “Conversion Price”) at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred is $1.8162448 (as adjusted for stock recapitalizations, stock combinations, stock dividends, stock splits and the like) (the “Original Series A Issue Price”). The Conversion Price per share of Series A Preferred initially shall be $1.8162448, subject to adjustment from time to time as provided below.

b. Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public involving gross proceeds to the Corporation of not less than $20,000,000 at a per share offering price of at least $6.66 (as adjusted for stock recapitalizations, stock combinations, stock dividends, stock splits and the like) (a “Qualified Initial Public Offering”) or (ii) the consent of holders of more than 50% of the then outstanding shares of Series A Preferred.

c. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such series of Series A Preferred. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred or shall notify the Corporation or the transfer agent for such Series A Preferred as provided above, that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Series A Preferred and such holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such date; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or the transfer agent for such Series A Preferred as provided above, or the holder notifies the Corporation or the transfer agent for such Series A Preferred that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

d. Status of Converted Stock. In the event any shares of Series A Preferred shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the corporation.

e. Adjustment of Conversion Price of Preferred Stock. The Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as follows:

(i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property (including cash) or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3, then and in each such event the holders of Series A Preferred shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event.

(iii) Adjustments for Reorganizations Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred shall have been entitled upon such reorganization, reclassification or other event.

(iv) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Price provided above, the Conversion Price of the Series A Preferred shall be subject to further adjustment from time to time as follows:

(A) Special Definitions.

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of Series A Preferred was first issued.

(3) “Convertible Securities” shall mean securities convertible into or exchangeable for Common Stock, either directly or indirectly.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued):

(i) upon conversion of shares of Series A Preferred;

(ii) to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors, including without limitation upon the exercise of Options outstanding as of the Original Issue Date; provided that, in no event will the aggregate number of shares of Common Stock issued or issuable pursuant to this clause (ii) exceed 2,638,235 (as such number is adjusted for stock splits, stock dividends, stock recapitalizations, stock combinations and the like);

(iii) to equipment lessors, banks, financial institutions or similar entities in transactions approved by the Board of Directors, the principal purpose of which is other than the raising of capital;

(iv) as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(i), (ii) or (iii);

(v) in a merger or acquisition that is approved by the holders of a majority of the Series A Preferred pursuant to the Stockholders’ Agreement;

(vi) pursuant to any transactions approved by the Board of Directors primarily for the purpose of (A) joint ventures, technology licensing or research and development activities, (B) distribution or manufacture of the Corporation’s products or services or (C) any other transactions involving corporate partners that are primarily for purposes other than raising capital; or

(vii) if the holders of a majority of the then outstanding shares of Series A Preferred agree in writing that such shares shall not constitute Additional Shares of Common Stock;

provided that, in no event will the number of shares of Common Stock issued or deemed issuable pursuant to clauses (iii) and (vi) above exceed 500,000 shares in the aggregate (as adjusted for stock splits, stock dividends, stock recapitalizations, stock combinations and the like).

(B) No Adjustment of Conversion Price. No adjustment in the Conversion Price for the Series A Preferred shall be made pursuant to Section 3(e)(iv)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the Corporation is less than the Conversion Price for the Series A Preferred in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount that exceeds the Conversion Price for the Series A Preferred existing immediately prior to such adjustment.

(C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 3(e)(iv)(A) or 3(e)(iv)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their teens provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to Section 3(e)(iv)(C)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount that exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;

(5) in the case of any Options that expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

(6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable; provided that, no such Option or Convertible Security shall be issued by the Corporation without the consent of the holders of a majority of the Series A Preferred.

(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the limitation set forth in Section 3(e)(iv)(B), above, if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as converted to, exchanged for or exercisable into Common Stock basis) less than the Conversion Price in effect on the date of, and immediately prior to, such issue (a “Dilutive Issue”), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price immediately prior to such issue, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding vested and then exercisable Options and upon conversion of outstanding vested and then exercisable Convertible Securities and Series A Preferred, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3(e)(iv)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

(E) Determination of Consideration. For purposes of this Section 3(e)(iv), the consideration received by the Corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any commissions paid by the Corporation with respect to such issuance;

(ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors of the Corporation with the consent of the holders of a majority of the Series A Preferred (which consent shall not be unreasonably withheld or delayed); and

(iii) if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation; provided that, if no specific consideration is allocated to such Additional Shares of Common Stock, the Additional Shares of Common Stock shall be deemed to have been issued for a consideration of $0.01 per share.

(2) Options and Convertible Securities. The consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(F) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect for the Series A Preferred and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Series A Preferred.

4. Voting.

a. General. Except as otherwise required by law, each holder of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of Series A Preferred and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Series A Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded down to the nearest whole number.

b. Protective Provisions. So long as at least 1,000,000 shares of Series A Preferred are outstanding; the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding total number of shares of Series A Preferred (voting together as a single class):

(A) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, a majority of the consolidated assets of the Corporation and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Corporation’s Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales in the ordinary course of business);

(B) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation between or among Wholly-Owned Subsidiaries or a merger effected solely to change the legal domicile of the Corporation or any Subsidiary);

(C) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for federal income tax purposes);

(D) increase or decrease the number of authorized shares of the Series A Preferred;

(E) authorize, create or issue any shares of any class or series of stock, or any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), having any preference or priority superior to or on parity with any such preference or priority of the Series A Preferred with respect to voting, dividends, redemptions or upon liquidation; or

(F) amend or modify the Certificate of Incorporation or Bylaws of the Corporation so as to alter, change or otherwise impair or adversely affect the rights or the relative preferences and priorities of the holders of the Series A Preferred.

5. Events of Noncompliance.

a. Definition. An Event of Noncompliance shall have occurred if:

(i) the Corporation fails to make any redemption payment with respect to the Redeemable Preferred or the Series A Preferred that it is required to make hereunder or the Corporation fails to perform the Put (as defined in the Stockholders’ Agreement); whether or not funds are legally available or whether or not such payment is prohibited by any agreement; provided, however, that such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof;

(ii) the Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth in Article III(C)(4)(b) or in Section 7.2 of the Stockholders’ Agreement or Section 3 of the Investors’ Rights Agreement; provided that no Event of Noncompliance shall have occurred under this subparagraph (ii) if the Corporation establishes (to the reasonable satisfaction of the holders of a majority of the Series A Preferred then outstanding) that (a) the particular Event of Noncompliance has not been caused knowingly or willfully by the Corporation, (b) the Event of Noncompliance is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation, taken as a whole and (c) the Event of Noncompliance is not material to any holder’s investment in the Series A Preferred; or

(iii) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent: or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within sixty (60) days.

b. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance has occurred, the holder or holders of at least 66  2/3% of the Series A Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per share equal to $1.3677419 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred (but in any event within five (5) days after receipt of the initial demand for the redemption of the Series A Preferred), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred by giving written notice thereof to the Corporation within seven (7) days after receipt of the Corporation’s notice. The Corporation shall repurchase all Series A Preferred pursuant to the redemption hereunder within thirty (30) days after receipt of the initial demand for such redemption.

(ii) If any Event of Noncompliance described in Article V(C)(5)(a)(i) or Article V(.B)(6)(a)(i) or (ii) has occurred, the number of directors constituting the Corporation’s Board of Directors shall, at the request of the holders of a majority of the Series A Preferred then outstanding, be increased by such number that shall constitute a minimum majority of the Board of Directors, and the holders of Series A Preferred shall have the special right, voting separately as a single class (with each share of Series A Preferred being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series A Preferred to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (ii), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders’ meeting. Such special right shall continue until such time as there is no longer any such Event of Noncompliance in existence, at which time such special right shall terminate subject to re-vesting upon the occurrence and continuation of any Event of Noncompliance that gives rise to such special right hereunder. At any time when such special right has vested in the holders of Series A Preferred, a proper officer of the Corporation shall, upon the written request of the holder of at least 25% of the Series A Preferred then outstanding. addressed to the secretary of the Corporation, call a special meeting of the holders of Serves A Preferred for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 25% of the Series A Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within ten (10) days after personal service of such written request upon the secretary of the Corporation or within twenty (20) days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 25% of the Series A Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of at least 25% of the Series A Preferred then outstanding. Any holder of Series A Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this paragraph. At any meeting or at any adjournment thereof at which the holders of Series A Preferred have the special right to elect directors, the holders of the Series A Preferred shall be entitled to elect such directors and the vote of a majority of the shares of Series A Preferred shall be required to remove any director elected by the holders of the Series A Preferred hereunder. Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of three months following the date on which there is no longer any such Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such three-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the Board of Directors of the Corporation shall decrease to such number as constituted the whole Board of Directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

(iii) If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights that such holder is entitled to under any contract or agreement at any time and any other rights that such holder may have pursuant to applicable law.

6. Change of Ownership. If a Change in Ownership (as defined in Article V(B)(9)) has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, but in any event such notice shall be given not later than five (5) days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A Preferred then outstanding may elect to require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per share equal to $1.3677419 (as adjusted for any stock recapitalizations, stock combinations, stock dividends, stock splits and the like) (plus all declared and unpaid dividends thereon, if any) by giving written notice to the Corporation of such election prior to the later of (a) fifteen (15) days after receipt of the Corporation’s notice and (b) ten (10) days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five (5) days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) five (5) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem (after making any distributions or payments upon or with respect to the Redeemable Preferred required pursuant to Article V(B)(4)(b)) the aggregate number of shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five (5) days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation within five (5) days following receipt by such holder of the Corporation’s notice regarding such material change.

7. Consent to Distributions. Each holder of Series A Preferred shall be deemed to have consented, for purposes of the Delaware General Corporation Law and, to the extent applicable, Sections 502, 503 and 506 of the California Corporations Code and Article V(B)(3) and Article V(C)(1), to distributions made by the Corporation in connection with the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board of Directors of the Corporation.

8. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

9. Waiver of Rights, Preferences or Privileges. Any right, preference or privilege of the Series A Preferred, may be waived by a majority of the then outstanding shares of the Series A

Preferred, voting on an as converted to Common Stock basis, and such waiver shall be binding on all holders of Series A Preferred.

D. Common Stock.

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available thereof, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article V(C)(2) hereof.

3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall he entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE VI.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 8th day of February, 2002.

/s/ Brian E. Covotta
Brian E. Covotta,
Incorporator